Exhibit 99.1

quinn emanuel trial lawyers | new york

51 Madison Avenue, 22nd Floor, New York, New York 10010-1601 | TEL (212) 849-7000 FAX (212) 849-7100

WRITER’S DIRECT DIAL NO.

(212) 849-7115

WRITER’S EMAIL ADDRESS

jonpickhardt@quinnemanuel.com

August 29, 2023

VIA EMAIL

Daniel S. Och

Harold Kelly

Richard Lyon

James O’Connor

Zoltan Varga

c/o Andrew J. Levander, Esq.

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

andrew.levander@dechert.com

Re:	Letter Seeking Inspection of Books and Records of

Sculptor Capital Management, Inc.

Dear Messrs. Och, Kelly, Lyon, O’Connor, and Varga:

We write to you (the “Och Group”) on behalf of Sculptor Capital Management, Inc. (“Sculptor” or the “Company”) in response to your letter dated August 22, 2023 to the Special Committee of the Board of Directors (the “Letter”) and Section 220 Demand for Inspection (the “Demand”). As set forth in the enclosed response to the Demand, the Company believes that your requests are improper as they continue to propagate and rely upon a false narrative as a cover for your true motives: to disparage the Company, its Board of Directors and management, and to make self-interested demands. This is demonstrated by the following points which are further detailed in our response:

quinn emanuel urquhart & sullivan, llp

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Andrew Levander, Esq.

August 29, 2023

•	The Demand appears to be improperly motivated by Mr. Och’s longstanding resentment from his having been exited from the Company.

While ostensibly requesting information about the sales process described in the Company’s preliminary proxy statement, your Demand for books and records is set against historical context that makes clear that purpose is pretextual, and that the true purpose is the continuation of what the company views as Mr. Och’s well-publicized, years’ long smear campaign against the Company’s management. The Company believes that campaign has been fueled by Mr. Och’s longstanding animus arising from his having been exited from the Company following the Africa bribery scandal that almost put the Company out of business seven years ago and for which Mr. Och personally paid $2.2 million to resolve a related SEC enforcement action. The Company believes that the Demand is just the latest salvo in Mr. Och’s efforts to seek retribution, which in recent years alone has included him, by all indications, engineering the noisy resignation of his Board designee, J. Morgan Rutman, on the basis of a misleading diatribe regarding management compensation, followed by a books-and-records lawsuit publicizing yet more false and disparaging information under the guise of seeking information that, in any event, Mr. Och already possessed.

•	The Och Group’s professed concern for public stockholders cannot be reconciled with Mr. Och’s repeated efforts to undermine the Special Committee’s sales process.

Moreover, your stated concerns about seeking to “protect the interests of all [Company] stockholders” in respect of the Company’s sales efforts rings particularly hollow considering all that you have done in recent months that seemed to undermine those efforts. After pledging to support the Special Committee’s sales process, you then dragged your feet for months on signing a standard non-disclosure agreement, depriving yourself of the facts. At the same time, you publicized baseless attacks about the process on Schedule 13D, seemingly ignoring contrary information provided to you in correspondence from the Special Committee and its counsel. And even worse, after signing the non-disclosure agreement, following what the Company viewed as disruptive behavior by you, a potential transaction for $12 per share with Bidder D collapsed.

•	In negotiations with Rithm Capital Corp. (“Rithm”), the Och Group’s focus seems to have been on self-interested demands.

Your professed concerns for the Company’s public stockholders is also belied by your more recent interactions with Rithm in which you appear to have focused on maximizing your own economic interests. For example, you requested that, as part of any closing, Rithm agree to accelerate tens of millions of dollars as a prepayment at a favorable discount rate of the Tax Receivable Agreement and pay you an additional $5.5 million in cash for your legal expenses supposedly incurred in connection with the Company’s sales process, including costs for counsel that were negotiating for your own economic benefits. The transaction under discussion between the Och Group and Rithm would have included the option for a rollover in order to allow you to avoid recognizing significant taxable gain received in the transaction. Notably missing from those discussions were meaningful concessions by any of you for the benefit of public stockholders.

Andrew Levander, Esq.

August 29, 2023

•	We believe that Mr. Och’s purported concern for public stockholders is in stark contrast to his record when running the Company.

Mr. Och took home $3.3 billion since 2007 while the Company’s stock price dropped by 96%.

•	The Och Group’s attacks on the Special Committee process are rebutted by the facts of the robust and independent process the Special Committee ran.

The Company believes that the criticisms you seek to level against the Special Committee’s sales process do not have even the slightest merit. The Special Committee ran a robust sales process supported by world-class legal and financial advisors. They reached out to seventy potential acquirors and bidders, and management were appropriately instructed not to engage in any negotiations regarding management’s go-forward employment until principal terms had been agreed.

Andrew Levander, Esq.

August 29, 2023

•	The Och Group’s misguided criticisms of the Rithm transaction are based upon distortions and misrepresentations.

Furthermore, the attacks on the Rithm transaction are equally misplaced. The suggestion that there were other credible bids that provided greater value and certainty of closing, with or without current management, is distorted—no such bid exists. Nor does Rithm’s bid crystallize supposed losses from the adoption of Mr. Levin’s compensation package. Mr. Levin has also agreed to substantial reductions in his compensation to support a Rithm transaction.

For all of these reasons and the others set forth in the response to the Demand, it is clear that you lack the proper purpose mandated by Delaware law to be entitled to books and records from the Company. To the contrary, we believe that you are abusing the process accorded to stockholders under Delaware law as a means of presenting false narratives about the Company while shielding your own undisclosed conflicts which put you at odds with the public stockholders. While this would justify the Company refusing your requests in full, in the interest of avoiding yet more unnecessary litigation, as set forth in additional detail in the Company’s response, we are prepared to meet and confer with you regarding the production of the limited set of materials typically subject to requests under Section 220. This letter is without prejudice to the rights of the Company and the Board, all of which are preserved.

Very truly yours,

/s/ Jonathan Pickhardt

Jonathan Pickhardt

cc:	Michael Carlinsky

Blair Adams

Brendan Carroll

Brock E. Czeschin